American Mutual Fund, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$184,029
Class B	$5,111
Class C	$6,134
Class F	$5,951
Total	$201,225
Class 529-A	$2,661
Class 529-B	$295
Class 529-C	$494
Class 529-E	$128
Class 529-F	$87
Class R-1	$104
Class R-2	$1,033
Class R-3	$1,957
Class R-4	$747
Class R-5	$3,614
Total	$11,120

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3200
Class B	$0.2102
Class C	$0.2047
Class F	$0.3142
Class 529-A	$0.3068
Class 529-B	$0.1931
Class 529-C	$0.1937
Class 529-E	$0.2661
Class 529-F	$0.3367
Class R-1	$0.2041
Class R-2	$0.1953
Class R-3	$0.2665
Class R-4	$0.3077
Class R-5	$0.3516

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	584,444
Class B	24,305
Class C	30,290
Class F	18,630
Total	657,669
Class 529-A	9,118
Class 529-B	1,579
Class 529-C	2,658
Class 529-E	501
Class 529-F	272
Class R-1	567
Class R-2	5,450
Class R-3	7,509
Class R-4	2,571
Class R-5	11,285
Total	41,510

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$27.01
Class B	$26.81
Class C	$26.76
Class F	$26.94
Class 529-A	$26.98
Class 529-B	$26.88
Class 529-C	$26.88
Class 529-E	$26.91
Class 529-F	$27.00
Class R-1	$26.85
Class R-2	$26.81
Class R-3	$26.88
Class R-4	$26.96
Class R-5	$27.02